Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

CONSUMERS ENERGY COMPANY	CONSUMERS 2023 SECURITIZATION FUNDING LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Asset-Backed Securities	Senior Secured Securitization Bonds, Series	457(o)	$630,000,000	100%	$630,000,000	0.0001102	$69,426.00
	Total Offering Amount					$630,000,000		$69,426.00
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$69,426.00

(1)	Estimated solely for the purpose of calculating the registration fee.